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                                                                     Exhibit 5.1

                        [Letterhead of Perkins Coie LLP]

                                  July 10, 2003


Amkor Technology, Inc.
1345 Enterprise Drive
West Chester, PA  19380

      RE:   EXCHANGE OFFER RELATING TO 7.75% SENIOR NOTES DUE 2013

Ladies and Gentlemen:

      We have acted as counsel to you in connection with certain proceedings related to the offer by Amkor Technology, Inc., a Delaware corporation (the "Company"), to exchange its 7.75% Senior Notes Due 2013 (the "Exchange Notes"), which are being registered under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement"), for an equal principal amount at maturity of its outstanding 7.75% Senior Notes Due 2013 (the "Original Notes"). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Registration Statement.

      In the course of our representation as described above, we have examined, among other things, the Indenture dated as of May 8, 2003 (the "Indenture"), between the Company and U.S. Bank National Association, as trustee (the "Trustee"). We have also examined originals or photocopies, certified or otherwise identified to our satisfaction, of all such corporate books and records of the Company and such other documents, records, certificates or other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

      Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when (i) the Registration Statement has become effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Original Notes pursuant to, and accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the
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Amkor Technology, Inc.
July 10, 2003
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Company, enforceable against the Company in accordance with their terms, except as such enforceability is subject to the effect of (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) public policy limitations on rights to indemnification or contribution.

      To the extent relevant to the opinions set forth above, we have assumed that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture and is duly qualified and eligible under the terms of the Indenture to act as trustee thereunder; that the Indenture was duly authorized, executed and delivered by the Trustee; that the Indenture is a valid and binding obligation of the Trustee; that the Trustee is in compliance, generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

      This opinion is given in respect of the Indenture and the Exchange Notes only, and we express no opinion as to the legality, validity or binding effect of any collateral agreement or other document or any other matter beyond the matters expressly set forth herein.

      We express no opinion as to the enforceability of provisions of the Indenture or the Exchange Notes that provide that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any other right or remedy or constitute a waiver thereof.

      Members of our firm are admitted to the bars of the State of California and the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the laws of the State of California and the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. Moreover, we express no opinion with respect to compliance with state securities laws or as to the applicability to the obligations of the Company under the Indentures or the New Notes of Sections 547 and 548 of Title 11 of the United States Code or applicable state law (including,
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Amkor Technology, Inc.
July 10, 2003
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without limitation, Article 10 of the New York Debtor & Creditor Law and
Sections 3439 et seq. of the California Civil Code) relating to fraudulent transfers.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                               Very truly yours,



                                               /s/  Perkins Coie LLP